EXHIBIT 23.2



                Independent Auditors' Consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Banknorth Group, Inc. of our report dated January 11, 2002, with respect to the consolidated balance sheets of Banknorth Group, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in a three-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001 Annual Report on Form 10-K of Banknorth Group, Inc.


                                                     /s/ KPMG LLP

Boston, Massachusetts
July 26, 2002